Exhibit 99.(e)(4)

DEALER AGREEMENT

AGREEMENT, made as of this      day of                   , 20   , by and between Aberdeen Fund Distributors LLC (“Distributor”) and                                                                                      (“Dealer”) whereby Dealer agrees to participate in the distribution of the shares (“Shares”) of any and all current and future series and classes of the Aberdeen Funds, a Delaware Statutory Trust and the Aberdeen Investment Funds, a Massachusetts Business Trust (the “Funds”) (i) that are effective or become effective with the U.S. Securities and Exchange Commission; (ii) that are available for sale; and (iii) for which a Distribution Plan pursuant to Rule 12b-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), is in place for Shares of such series and class (each such series, a “Fund”).  Dealer also agrees to provide distribution and shareholder services to the Funds subject to the following terms and conditions.

1.             Dealer Authority.  With respect to the distribution and sales of Shares, Dealer shall have authority to act as limited agent of a Fund, Distributor or any other dealer only with respect to facilitating the purchase and sale of Shares as described herein.  All orders are subject to acceptance or rejection by Distributor or a Fund in its sole discretion, and if accepted become effective only upon confirmation by Distributor.  Dealer shall have no authority to make any representations concerning the Shares of a Fund except such representations as may be contained in a Fund’s then current summary prospectus, then current statutory propsectus, and in its then current Statement of Additional Information (collectively, the statutory prospectus, summary prospectus, and Statement of Additional Information for each Fund are the “Prospectus”), and in such other printed information as a Fund or Distributor may subsequently prepare or distribute to Dealer for purposes of selling the Shares.  Dealer shall have no authority to distribute any other sales material relating to a Fund or any of its Shares without the prior written approval of Distributor. Dealer agrees to follow any written guidelines or standards relating to the sale or distribution of the Shares as may be provided to Dealer by Distributor including the provisions outlined in Exhibit A, as well as to follow any applicable federal and/or state securities laws, rules or regulations affecting the sale or distribution of shares of investment companies.

Dealer agrees to take full responsibility for the suitability and proper supervision of mutual fund recommendations to its customers and to ensure that, to the extent customers request a class of shares in a Fund different from what they already hold in the Fund, such customers are aware of the advantages and disadvantages of selecting one class of shares over other classes of shares and are aware of the available methods of mutual fund financing.

2.             Sales and Pricing of Shares.  Dealer shall offer and sell Shares only at their respective public offering prices, or the net asset values if applicable, in accordance with Rule 22c-1 of the 1940 Act, and the terms and conditions of the Prospectus of a Fund whose Shares Dealer offers. An order for the purchase of Shares shall be accepted at the time such order is received by Distributor and at the price next determined unless the order is otherwise rejected in accordance with Section 1 above. In addition, Distributor will not accept any order from Dealer which is placed on a conditional basis or subject to any delay or contingency prior to execution.  Dealer shall place orders for Shares only with

Distributor, shall date and time stamp all orders received by Dealer and promptly shall transmit all orders to Distributor in time for processing at the price next determined after receipt of the order by Dealer, in accordance with the Prospectus of the Fund whose Shares are being sold.  Dealer shall not aggregate orders to purchase or redeem Shares received after close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (“Market Close”) with orders received before Market Close, and warrants that its internal control structure concerning the processing and transmission of orders is suitably designed to prevent or detect, on a timely basis, orders received after Market Close from being aggregated with orders received before Market Close and to minimize errors that could result in late transmission of orders.  Orders received by Dealer before Market Close will receive that day’s public offering price or net asset value, as applicable, and orders received by Dealer after Market Close will receive the next day’s public offering price or net asset value, as applicable.  Dealer shall confirm the transaction with its customer (hereinafter “Client-shareholder”) at the price confirmed in writing by the Distributor.  In the event of differences between verbal and written price, written confirmations shall be considered final.  Prices of the Shares are computed by a Fund in accordance with its Prospectus.

3.             Services to be Provided by Dealer.  Dealer or its affiliates/designees will maintain records of sales, redemptions and repurchases of Shares and will furnish Distributor with such records on request.  Dealer will also distribute Prospectuses and reports to the Client-shareholder as described below, in compliance with applicable legal requirements unless the parties expressly agree that Distributor will do so on Dealer’s behalf.  Client-shareholders means those customers of the Dealer who have entered into an agreement with Dealer for brokerage, investment advisory, trust, or shareholder services and who maintain an interest in an account with the Funds registered in the name of Dealer.

With respect to shareholder services, Distributor hereby appoints Dealer to render shareholder services to each of the 12b-1 Funds (as defined below).  Shareholder services may include, but are not limited to, answering routine shareholder inquiries regarding the 12b-1 Funds; providing information to shareholders on their investments in the 12b-1 Funds; providing personnel and communication equipment used in connection therewith; and providing such other services as Distributor may reasonably request.  Dealer shall prepare such quarterly reports for Distributor as shall reasonably be required by Distributor.  Fees paid under this Agreement for such shareholder services for the 12b-1 Funds are in addition to, and not duplicative of, any fees paid for similar services under a separate administrative servicing agreement for the Funds.

Distributor reserves the right to reject any purchase orders, including exchanges, for any reason and without notice to Dealer, including if Distributor, in its sole opinion, believes Dealer’s customer(s) is engaging in short-term or excessive trading into and out of a Fund or otherwise engaging in trading that may be disruptive to a Fund (“Market Timing”).   Dealer agrees to cooperate with Distributor to monitor for Market Timing by Dealer’s customers, to provide such relevant information about Market Timers to Distributor as it may reasonably request and to prevent Market Timing from occurring by or because of Dealer’s customers.  Failure of Distributor to reject any purchase orders that might be deemed to be Market Timing shall not constitute a waiver of Distributor’s rights under this section.

4.             Dealer Compensation.

(a)           ABERDEEN FUNDS ONLY: So long as this Agreement is in effect, on purchases from Distributor of Shares of a Fund sold with a sales charge, Dealer shall receive a discount from the public offering price (a “Dealer Commission”) at the specified percentages of the public offering price set forth in the Fund’s Prospectus and which may be modified from time to time by a Fund.

Dealer shall not receive any Dealer Commission with respect to certain transactions which are exempt from sales charges and will receive the reduced Dealer Commissions which correspond to the reduced sales charges applicable to certain types of transactions (e.g., transactions involving letters of intent or rights of accumulation), as set forth in a Fund’s Prospectus, which are hereby incorporated herein by reference and which may be modified from time to time by a Fund. Dealer shall not share or rebate any portion of such Dealer Commissions or otherwise grant any concessions, discounts or other allowances to any person who is not a broker or dealer actually engaged in the investment banking or securities business and is not a member in good standing of the Financial Industry Regulatory Authority (“FINRA”).  Dealer will receive Dealer Commissions as described above on all purchase transactions in Client-shareholder accounts (excluding reinvestment of income dividends and capital gains distributions) for which Dealer is designated as Dealer of Record except where Distributor determines that any such purchase was made with the proceeds of a redemption or repurchase of Shares of a Fund whether or not the transaction constitutes the exercise of the exchange or conversion privilege. Dealer will inform Distributor on an annual basis of any 12b-1 fees rebated to Dealer’s customers.

(b)           ALL FUNDS: In addition to the compensation described in Section 4(a) above, as applicable, and subject to any limitations set forth in the FINRA’s Rules of Conduct, including without limitation Rule 2830, Distributor will pay Dealer, with respect to each of the Funds for which a Distribution Plan pursuant to Rule 12b-1 of the 1940 Act is in place for such Shares and under which a fee may be paid to broker-dealers for providing distribution or shareholder services (“12b-1 Funds”), a monthly fee computed at the annual rate as described in the Fund’s Prospectus.  The fee will be paid for the period Shares of the 12b-1 Funds are held in accounts for which Dealer provides services as described in Section 3 above; provided, however, that any waiver of such fee by Distributor will apply likewise to Dealer and Distributor is obligated to pay such fee to Dealer only so long as the Distributor is reimbursed by such 12b-1 Funds for such fees.  Dealer agrees that, notwithstanding any other provision herein to the contrary, Dealer will waive payment of any fee payable hereunder until Aberdeen Fund Distributors has received payment from the Fund(s), and that Aberdeen Fund Distributors’ liability to Dealer for any such fee payable to Dealer is limited to the amount of fees received by Aberdeen Fund Distributors from the Funds.

If any Shares sold to Dealer under the terms of this Agreement are repurchased by a Fund, or are tendered for redemption, within seven business days after the date of Distributor’s confirmation of the original purchase by Dealer, Dealer shall promptly refund to Distributor the full Dealer Commission received by Dealer pursuant to Section 4(a) above or Distributor reserves the right to deduct such amount from any current or future compensation due Dealer.

5.             Dealer Authorization.  Dealer hereby authorizes Distributor to act as its agent in connection with all transactions in Client-shareholder accounts for which Dealer is designated as Dealer of Record.  All designations of Dealer of Record and all authorizations of Distributor to act as Dealer’s agent shall cease upon the termination of this Agreement or upon the Client-shareholders’ instructions to transfer his or her account to another Dealer of Record.

6.             Payment for Shares.  Payment for all Fund Shares purchased from Distributor by Dealer shall be received by Distributor within the time period defined by agreed-upon normal settlement procedure after acceptance of Dealer’s order.  If such payment is not so received by Distributor, Distributor and the Fund(s) reserve the right, without notice, to immediately cancel the sale, or, at Distributor’s option, to sell the Shares ordered by Dealer back to the Fund in which latter case, Distributor may hold Dealer responsible for any loss, suffered by Distributor or by the Fund resulting from Dealer’s failure to make payment as described above.

7.             Purchase of Shares.  Dealer shall purchase Shares of the Fund only through Distributor or from the Client-shareholders.  If Dealer purchases Shares from Distributor, Dealer agrees that all such purchases shall be made only to cover orders already received by Dealer from the Client-shareholders, or for Dealer’s own bona fide investment without a view to resale.  If Dealer purchases Shares from the Client-shareholders, Dealer agrees to pay such Client-shareholders the applicable net asset value per share less any contingent deferred sales charge or redemption fee that would be applicable if such Shares were then tendered for redemption in accordance with the applicable Prospectus (“Repurchase Price”).

8.             Limitation on Sale of Shares.  Dealer shall sell Shares only:

(a)           to the Client-shareholders at the prices described in Section 2 above; or

(b)           to Distributor as agent for the Fund at the Repurchase Price.  In such a sale to Distributor, Dealer may act either as principal for Dealer’s own account or as agent for the Client-shareholder.  If Dealer acts as principal for its own account in purchasing Shares for resale to Distributor, Dealer agrees to pay Client-shareholder not less than nor more than the Repurchase Price which Dealer received from Distributor.  If Dealer acts as agent for the Client-shareholder in selling Shares to Distributor, Dealer agrees not to charge the Client-shareholder more than a fair commission for handling the transaction.

9.             Dealer’s Representations and Warranties.  Dealer hereby represents and warrants to Distributor that:

(a)           Dealer is willing and possesses the legal authority to provide the services and receive the compensation contemplated by this Agreement without violation of applicable laws;

(b)           Dealer is registered as a broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”) or is exempt from registration as a broker-dealer under the 1934 Act;

(c)           If Dealer is registered as a broker-dealer under the 1934 Act, Dealer is and shall remain throughout the term of this Agreement a member in good standing of the FINRA and shall immediately notify Distributor should it cease to be a member of the FINRA;

(d)           If Dealer is a “bank” or “state bank” (including a trust company), as defined in Section 3 of the Federal Deposit Insurance Act, Dealer is a member of the Federal Deposit Insurance Corporation (“FDIC”) in good standing and agrees to notify Distributor immediately of any changes in Dealer’s status with the FDIC;

(e)           Dealer is and shall remain throughout the term of this Agreement a broker-dealer, bank or trust company and thus a “Financial Institution” as defined by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot) of 2001 (the “Act”), duly and properly registered and qualified under all applicable laws, rules and regulations, including, but not limited to, all state and federal securities laws, rules and regulations, as may be necessary or appropriate for Dealer to perform and observe all of its duties, obligations and covenants set forth or contemplated by this Agreement;

(f)            Dealer shall throughout the term of this Agreement comply with the requirements of all applicable laws, rules and regulations, including, but not limited to, federal and state securities laws, the rules, regulations and orders of the Securities and Exchange Commission and the Conduct Rules of the FINRA, in performing and observing all of its duties, obligations and covenants set forth or contemplated by this Agreement;

(g)           Dealer shall not withhold placing with Distributor orders received from the Client-shareholders so as to profit from such withholding;

(h)           Dealer shall not offer Shares of any Fund in any state where such Shares are not qualified for sale under the Blue Sky Laws and Regulations of such state or where Dealer is not qualified to act as a dealer, except in appropriate circumstances when under state laws and regulations the Share or the sales transactions are exempt from qualification or dealer registration is not required; and

(i)            Dealer shall give Distributor at least 60 days advance written notice of any event which will cause an assignment of this Agreement (as defined in the 1940 Act) by Dealer or its affiliates.

10.          Distributor’s Representations and Warranties.  Distributor hereby represents and warrants to Dealer that:

(a)   The Funds are currently registered with the SEC and approved, as applicable, in all states in which the Distributor has authorized the Dealer to sell; that the Funds shall continue to comply with the registration and all other applicable requirements of the Securities Act of 1933 and the Investment Company Act of 1940 and the rules and regulations thereunder, including the terms of any order of the SEC with respect thereto; and that Distributor shall notify Dealer promptly if a Fund is no longer registered or approved for sales.

(b)   Distributor is properly registered as a broker-dealer under the Securities Exchange Act of 1934 and a member in good standing of the FINRA and shall immediately notify Dealer should it cease to be a member of the FINRA.

(c)   Distributor shall throughout the term of this Agreement comply with the requirements of all applicable laws, rules and regulations, including, but not limited to, federal and state securities laws, the rules, regulations and orders of the Securities and Exchange commission and the Conduct Rules of the FINRA in performing and observing all of its duties, obligations and covenants set forth or contemplated by this Agreement.

11.          Indemnification.  Dealer shall indemnify and hold harmless Distributor, its affiliates and the Fund against any losses, claims, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses) resulting from (a) any negligence or misfeasance of Dealer or any of its officers, directors, employees or registered representatives; or (b) any violation of any law including Title III of the ACT, rule or regulation or any failure to perform or observe any obligations of Dealer set forth in this Agreement by Dealer or any of its officers, directors, employees or registered representatives.

Distributor shall indemnify and hold harmless Dealer and its affiliates against any losses, claims, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses) resulting from (a) any negligence or misfeasance of the Funds, Distributor or any of its officers, directors, employees or registered representatives; or (b) any violation of any law, rule or regulation or any failure to perform or observe any obligations of Distributor or the Funds set forth in this Agreement by the Funds, Distributor or any of its officers, directors, employees or registered representatives.

12.          Provision of Sales Material.  Distributor shall deliver to Dealer without charge reasonable quantities of each Fund’s Statutory Prospectuses currently in effect, copies of current shareholder reports of the Fund, proxy materials, and sales material issued by Distributor from time to time.

13.          Rule 12b-1 Agreement; Termination. This Agreement is a related agreement under the Distribution Plan (“Rule 12b-1 Plan”), applicable for the 12b-1 Funds, as adopted pursuant to Rule 12b-1 under the 1940 Act.  This Agreement may be terminated as to the payments made by the 12b-1 Funds under the Rule 12b-1 Plan at any time, without the payment of any penalty, by the vote of a majority of the members of the Boards of Trustees of the Funds who are not interested persons of the Funds and who have no direct or indirect financial interest in the operation of the Rule 12b-1 Plan or in any related agreements to the Rule 12b-1 Plan (“Disinterested Trustees”) or by a majority of the outstanding Shares, each with respect to a class of a 12b-1 Fund, upon delivery of written notice thereof to the parties to this Agreement.

This Agreement will terminate automatically in the event of its assignment as defined in the 1940 Act or upon termination of the Distributor underwriting agreement with the Fund.  In addition, either the Distributor or Dealer may terminate this Agreement upon at least 90 days written notice to the other party.

14.          Complete Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the matters covered by this Agreement.  This Agreement supersedes any and all prior understandings, written or oral between the parties and may be amended at any time and from time to time by written agreement of the parties hereto, subject to the approval of the Boards of Trustees of the Funds when applicable.  Notwithstanding the foregoing, Distributor may amend or modify Exhibit A or Exhibit B by providing a new exhibit to Dealer. However, such amendment shall only become effective and part of this Agreement and be considered binding upon Dealer upon Dealer’s first sale of Shares under the new Exhibit.

15.          Choice of Law.  This Agreement shall be governed by and construed to be in accordance with substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act.  In the case of any conflict, the 1940 Act shall control. Each party represents that the undersigned has authority to act, and to execute this Agreement, on behalf of such party.

16.          Notices. All communications and notices to Distributor should be sent to the address below. Any communications or notice to Dealer shall be duly given if mailed or delivered to Dealer at the address specified by Dealer below.

17.          Non-Exclusivity.  Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

18.          Privacy Program.  Each party to this Agreement agrees to protect Customer Information (defined below) and to comply as may be necessary with requirements of the Gramm-Leach-Bliley Act, the relevant state and federal regulations pursuant thereto, including Regulation S-P, and state privacy laws.

(a)           Customer Information.  “Customer Information” means any information contained on an application of a customer (“Customer”) or other form and all nonpublic personal information about a Customer that a party receives from the other party.  “Customer Information” includes, by way of example and not limitation, name, address, telephone number, social security number, and personal financial information.

(b)           Safeguarding Customer Information. The parties shall establish and maintain safeguards against the unauthorized access, destruction, loss, or alteration of Customer Information in their control, which are no less rigorous than those maintained by a party for its own information of a similar nature. In the event of any improper disclosure of any Customer Information, the party responsible for the disclosure will immediately notify the other party.

(c)           Survivability.  The provisions of this Privacy Program Section shall survive the termination of the Agreement.

19.          Anti-Money Laundering Program.

(a)           Distributor will rely upon Dealer to establish a written Anti-Money Laundering Program (the “Program”) to include policies, procedures, and controls that comply with the Act and the Bank Secrecy Act of 1970 (“BSA”).  Each party to this Agreement acknowledges, represents, and warrants that each party has adopted and implemented an Anti-Money Laundering Program that complies and will continue to comply with all aspects and requirements of the Act, the BSA, and all other applicable anti-money laundering laws and regulations.

Upon request, Dealer shall promptly certify to having such Program that complies with and continues to comply with all aspects and requirements to the Act, the BSA, and all other applicable federal, state and local anti-money laundering laws and regulations.

(b)           Dealer’s program shall include, and Distributor shall rely upon, Dealer’s policies, procedures and controls to, among other things, (i) verify the identity (due diligence) of Dealer’s customers, (ii) maintain records of the information used to identify Dealer’s customer, (iii) determine if any of Dealer’s customer(s) appears on lists of known or suspected terrorists or associated with known or terrorist organizations (said customer hereinafter referred to as a “Prohibited Customer(s)”), and (iv) to ensure that Prohibited Customer(s) and foreign shell banks do not maintain investments in any Fund.

(c)           Dealer’s Program shall also comply with the Customer Identification Program (“CIP”) for customers who open accounts on or after October 1, 2003, and as such, shall among other matters provide for the release of customer information to law enforcement agencies, and the filing of Suspicious Activity Reports (“SARs”), as and if applicable, and in accordance with the Act.  In addition, the Dealer’s Program also shall include procedures for fulfilling the currency reporting requirements of the Act and the BSA, as and if applicable.

(d)           The provisions of this Anti-Money Laundering section shall survive the termination of the Agreement.

20.          Shareholder Information.  Dealer represents and warrants to Distributor that Dealer is not a “financial intermediary” as defined by SEC Rule 22c-2 (the “Rule”).  Dealer further represents and warrants that if, at any time in the future, Dealer becomes a “financial intermediary” as defined in the Rule, Dealer will immediately notify Distributor and will take steps to comply with the requirement to enter into an appropriate agreement pursuant to the requirements of the Rule.

20.          Identity Theft Prevention Program

(a)           Distributor will rely upon Dealer to establish a written Identity Theft Prevention Program to include policies and procedures that comply with Rule 681.2 adopted by the Federal Trade Commission pursuant to amendments to the Fair Credit Reporting Act (the “Identity Theft Rules”).  Dealer acknowledges, represents, and warrants that it has adopted and implemented an Identity Theft Prevention Program that complies and will continue to comply with all aspects and requirements of the Identity Theft Rules, and all other applicable laws and regulations.  Dealer agrees that with respect to each order for the purchase of shares placed by Dealer on behalf of its customers: (i) Dealer has obtained recent evidence satisfactory in nature to establish the identity of each customer and/or principal to the transaction and the beneficial owner(s) of shares so purchased; (ii) such evidence will be made available to Distributor, its agents or appropriate regulatory or law enforcement authorities, as requested; and (iii) Dealer will immediately notify the Distributor of suspected identity theft that involves a Fund.  Upon request, Dealer shall promptly certify to having an Identity Theft Prevention Program that complies with and continues to comply with all aspects and requirements of the Identity Theft Rules and any other anti-identity theft laws or regulations.

(b)           Dealer’s Identity Theft Prevention Program shall include, and the Distributor shall rely upon, Dealer’s policies and procedures to, among other things, (i) identify relevant patterns, practices or specific activities that indicate the possible existence of identity theft (“Red Flags”) for Fund accounts that Dealer maintains; (ii) detect Red Flags; (iii) respond appropriately to any Red Flags that are detected to prevent and mitigate identity theft; (iv) ensure that the Identity Theft Prevention Program is updated periodically to reflect changes in risks to customers and to the safety and soundness of Dealer from identity theft; and (v) maintain appropriate books and records regarding the implemetation of Dealer’s Identity Theft Prevention Program.

21.          FATCA Compliance.  Dealer hereby agrees to perform the following to permit the Distributor to comply with its obligations pursuant to that certain United States legislation enacted in 2010 and generally referred to as the Foreign Account Tax Compliance Act (“FATCA”):

i.             Dealer shall collect from all customers and existing accountholders (each, a “Customer” and collectively, the “Customers”) valid documentation sufficient to establish the U.S.-status or non-U.S. status, as the case may be, of each such Customer, as required by applicable Treasury Regulations,  which may include requiring Customers to provide Dealer with an executed United States Internal Revenue Service Form W-8BEN or other applicable United States Internal Revenue Service Form W-8 (or any successor thereto) and/or a United States Internal Revenue Service Form W-9 (or any successor thereto). All such documentation hereinafter referred to as the “Customer Information.”

ii.            Dealer shall resolve to the reasonable satisfaction of the Distributor any discrepancies in any Customer Information.

iii.           Dealer shall monitor the Customers and Customer Information for any changes with respect to a Customer’s U.S. or non-U.S. status, as the case may be.

iv.          Upon reasonable request by Distributor, Dealer shall promptly notify Distributor of any discrepancies in any Customer Information and any changes in circumstances relating to a Customer’s U.S. or non-U.S. status, as the case may be.

v.           To the extent required by applicable law, Dealer shall obtain from each Customer a waiver of such Customer’s privacy, data protection and similar rights in connection with the collection, processing and transferring of the Customers’ personal data pursuant to the Distributor’s obligations under FATCA, or otherwise obtain the written consent of the Customer for the Dealer or the Distributor to collect, process and transfer the Customer’s personal data pursuant to the Distributor’s obligations under FATCA.

vi.          If and when obtained by the Dealer, Dealer shall provide the Distributor with its Global Intermediary Identification Number as issued to the Dealer by the U.S. Internal Revenue Service.

vii.         Dealer shall maintain accurate and complete books and records of all Customer Information (the “Books and Records”), which Books and Records shall be (a) maintained in accordance with any and all applicable laws and (b) in an accessible format.

viii.        Dealer shall maintain facilities and procedures that are in accordance with commercially reasonable standards of recordkeeping for safekeeping the Books and Records.  Dealer shall back up all of its computer files relating to the Books and Records on a daily basis and shall maintain back up files in an offsite location.

ix.          Dealer shall make available the relevant portion of its Books and Records (including access to appropriate employees and representatives of Dealer) to the Distributor, its auditors, counsel or other designees, and regulatory agencies, during normal business hours and on reasonable notice, for review, audit, inspection, examination and reproduction, at the Distributor’s cost.

Dealer hereby agrees to indemnify, to the fullest extent permitted by applicable law, the Distributor and its affiliates, directors, officers, employees, successors, permitted assigns, agents and representatives (the “Distributor Indemnitees”) against and agrees to hold each of them harmless from any and all damage, loss, liability, judgment, settlement, cost and expense (including reasonable attorneys’ fees and other expenses of investigation and reasonable attorneys’ fees and other expenses in connection with any action, suit or proceeding) incurred or suffered by the Distributor or any Distributor Indemnitees arising out of or relating to any breach or nonfulfillment by the Dealer of, or any failure by the Dealer to perform, any of the duties or obligations under, this Section “21. FATCA Compliance.”

22.          Termination and Survival.  In the event that this Agreement is terminated under the terms and conditions described in such Agreement, the indemnification provision contained in this Agreement shall continue until the possibilities for damages or loss have expired.

23.          Acceptance of Agreement.  The parties may enter into this Agreement by executing this document.  In addition, Dealer’s placement of an order or acceptance of payments of any kind after Dealer’s receipt of this Agreement shall constitute Dealer’s acceptance of this Agreement and, therefore, after such placement of an order or acceptance of payment, this Agreement shall be binding as between the parties as of the date of such order or payment.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers as of the day and year first written above.

DISTRIBUTOR:	DEALER:

Aberdeen Fund Distributors, LLC

By:	By:
Name:		Name:
Title:		Title:

Exhibit A

FUND/SERV PROCESSING PROCEDURES

AND

MANUAL PROCESSING PROCEDURES

The purchase, redemption and settlement of Shares of a Fund will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service (“DCCS”) Processing Procedures below and the rules and procedures of the SCC Division of the National Securities Clearing Corporation (“NSCC”) shall govern the purchase, redemption and settlement of Shares of the Funds through NSCC by the Dealer.  In the event of equipment failure or technical malfunctions or the parties’ inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties’ mutual consent to use manual processing, the Manual Processing Procedures below will apply.

It is understood and agreed that, in the context of Section 22 of the 1940 Act and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission (SEC Staff), receipt by the Dealer of any Instructions from the Client-shareholder prior to the Close of Trade on any Business Day shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as provided in 4(c) of the Manual Processing Procedures. Each Instruction shall be deemed to be accompanied by a representation by the Dealer that it has received proper authorization from each Client-shareholder whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction.

Fund/SERV-DCCS Processing Procedures

1.             On each business day that the New York Stock Exchange (the “Exchange”) is open for business on which the Funds determine their net asset values (“Business Day”), the Distributor shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, account transfers and registration instructions from the Dealer electronically through Fund/SERV (“Instructions”) without supporting documentation from the Client-shareholder.  On each Business Day, the Distributor shall accept for processing any Instructions from the Dealer and shall process such Instructions in a timely manner.

2.             The Distributor shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC.  The Distributor shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current Prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of the Distributor that would affect its duties and obligations pursuant to this Agreement.

3.             Confirmed trades and any other information provided by the Distributor to the Dealer through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4.             Trade, registration, and broker/dealer information provided by the Dealer to the Distributor through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC.  All Instructions by the Dealer regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the registered holder.

5.             For each Fund/SERV transaction, including transactions establishing a Client-shareholder account with the Distributor, the Dealer shall provide the Funds and the Distributor with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Dealer hereby certifies is and shall remain true and correct.  The Dealer shall maintain documents required by the Funds to effect Fund/SERV transactions.  The Dealer certifies that all Instructions delivered to the Distributor on any Business Day shall have been received by the Dealer from the Client-shareholder by the close of trading (generally 4:00 p.m. Eastern Time (“ET”)) on the Exchange (the “Close of Trading”) on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to the Distributor on the next Business Day.

Manual Processing Procedures

6.             On each Business Day, the Dealer may receive Instructions from the Client-shareholder for the purchase or redemption of shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day.  Instructions in good order received by the Dealer for Aberdeen Funds prior to the close of trading on any given Business Day (generally, 4:00 p.m. ET (the “Trade Date”) and transmitted to the Distributor by no later than 9:30 a.m. (8:00 a.m. for Aberdeen Investment Funds). ET the Business Day following the Trade Date (“Trade Date plus One” or “TD+1”), will be executed at the NAV (“Share Price”) of each applicable Fund, determined as of the Close of Trading on the Trade Date.

7.             By no later than 6:00 p.m. ET on each Trade Date (“Price Communication Time”), the Distributor will use its best efforts to communicate to the Dealer via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading on that Trade Date.

8.             As noted in Paragraph 1 above, by 9:30 a.m. ET for Aberdeen Funds (and 8:00 a.m. for Aberdeen Investment Funds)  on TD+1 (“Instruction Cutoff Time”) and after the Dealer has processed all approved transactions, the Dealer will transmit to the Distributor via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to the Dealer and the Distributor, a report (the “Instruction Report”) detailing the Instructions that were received by the Dealer prior to the Funds’ daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date.

(a)           It is understood by the parties that all Instructions from the Client-shareholder shall be received and processed by the Dealer in accordance with its standard transaction processing procedures.  The Dealer or its designees shall maintain records sufficient to identify the date and time of receipt of all Client-shareholder transactions involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or, at the request of the Funds, by appropriate governmental authorities.  Under no circumstances shall the Dealer change, alter or modify any Instructions received by it in good order.

(b)           Following the completion of the transmission of any Instructions by the Dealer to the Distributor by the Instruction Cutoff Time, the Dealer will verify that the Instruction was received by the Distributor and trades are pending by utilizing a remote terminal or such other method acceptable to the Distributor.

(c)           In the event that an Instruction transmitted by the Dealer on any Business Day is not received by the Distributor by the Instruction Cutoff Time, due to mechanical difficulties or for any other reason beyond the Dealer’s reasonable control, such Instruction shall nonetheless be treated by the Distributor as if it had been received by the Instruction Cutoff Time, provided that the Dealer retransmits such Instruction by facsimile transmission to the Distributor and such Instruction for Aberdeen Funds is received by the Distributor’s financial control representative no later than 9:30 a.m. ET (8:00 a.m. for Aberdeen Investment Funds) on TD+1.  In addition, the Dealer will place a phone call to a financial control representative of the Distributor prior to 9:00 a.m. ET for Aberdeen Funds (8:00 a.m. for Aberdeen Investment Funds) on TD+1 to advise the Distributor that a facsimile transmission concerning the Instruction is being sent.

(d)           With respect to all Instructions, the Distributor’s financial control representative will manually adjust a Fund’s records for the Trade Date to reflect any Instructions sent by the Dealer.

(e)           By no later than 4:00 p.m. ET on TD+1, and based on the information transmitted to the Distributor pursuant to Paragraph 3(c) above, the Dealer will use its best efforts to verify that all Instructions provided to the Distributor on TD+1 were accurately received and that the trades for each Account were accurately completed and the Dealer will use its best efforts to notify Distributor of any discrepancies.

9.             As set forth below, upon the timely receipt from the Dealer of the Instructions, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.

(a)           Except as otherwise provided herein, all purchase and redemption transactions for Aberdeen Funds will settle on TD+1.  All purchase transactions for Aberdeen Investment Funds will settle on TD+1, and all redemptions for Aberdeen Investment Funds will settle on TD+2.   Settlements will be through net Federal Wire transfers to an account designated by a Fund.  In the case of Instructions which constitute a net purchase order, settlement shall occur by the Dealer instructing the trustee or custodian for the Plans to initiate a wire transfer by 1:00 p.m. ET on TD+1 to the custodian for the Fund for receipt by the Funds’ custodian by no later than the Close of Business at the New York Federal Reserve Bank on TD+1, causing the remittance of the requisite funds to the Distributor to cover such net purchase order.  In the case of Instructions which constitute a net redemption order for Aberdeen Funds, settlement shall occur by the Distributor causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire by 1:00 p.m. ET on TD+1 (TD+2 for Aberdeen Investment Funds), provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (iii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law.  Settlements shall be in U.S. dollars and a Fund may pay redemption proceeds in whole or in part by a distribution in-kind of readily marketable securities that it holds in lieu of cash in conformity with applicable law or regulations.

(b)           The Dealer or such other party as may be designated, as record owner of each account (“Record Owner”) will be provided with all written confirmations required under federal and state securities laws.

(c)           On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions.  Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open.  The original TD+1 or TD+2 Settlement Date, as applicable, will not apply.  Rather, for purposes of this Paragraph 4(c) only, the Settlement Date will be the date on which the Instruction settles.

(d)           The Dealer shall, upon receipt of any confirmation or statement concerning the accounts, promptly verify by use of the terminal or by such other method acceptable to the Distributor and the Dealer the accuracy of the information contained therein against the information contained in the Dealer’s internal record-keeping system and shall promptly, but in no event not more than seven days, advise the Distributor in writing of any discrepancies between such information.  The Distributor and the Dealer shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

Indemnification

In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Exhibit A herein:  (i) which is caused by the Funds or the Distributor, the Distributor shall make any adjustments on the Funds’ accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the Client-shareholder and the Dealer, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or (ii) which is caused by the Dealer or by any Client-shareholder, the Distributor shall make any adjustment on the Funds’ accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by the Dealer for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages.  In the event of any such adjustments on the Funds’ accounting system, Dealer shall make the corresponding adjustments on its internal record-keeping system.  In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay.  All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.

Exhibit B

Funds Available for Investment and 12b-1 Fee Schedule

All available series and classes of the Aberdeen Funds, the Aberdeen Investment Funds will be available for investment provided the eligibility requirements for investment are met by the Dealer and/or its customers.

The following are the maximum 12b-1 fees to be paid to compensate Dealers for Distribution and/or Services for the Funds:

The Funds shall pay amounts not exceeding on an annual basis a maximum amount of:

(a)   25 basis points (0.25%) of the average daily net assets of the Class A Shares of the Funds;

(b)   100 basis points (1.00%) of the average daily net assets of the Class C Shares of the Aberdeen Funds only; and

(c)   50 basis points (0.50%) of the average daily net assets of the Class R Shares of the Aberdeen Funds only.

B-1